INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Trunkbow International Holdings Limited on Post Effective Amendment No. I to Form S-1 on Form S-3 of our report dated March 31, 2011, with respect to our audits of the consolidated financial statements of Trunkbow International Holdings Limited as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009 appearing in the Annual Report on Form 1.0-K of Trunkbow International Holdings Limited for the year ended December 31. 2010. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Bernstein & Pinchuk LLP
New York, New York
November 14, 2011